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                                                                   EXHIBIT 10(q)


                         CONSULTING/EMPLOYMENT AGREEMENT

         This Agreement is entered into as of June 7, 1995, between Raychem Corporation, a Delaware corporation having its principal place of business at 300 Constitution Drive, Menlo Park, California 94025, and Robert J. Saldich ("Saldich"), an individual having a home address of 27 Crescent Drive, Palo Alto, California 94301.

         Saldich is currently the CEO of Raychem Corporation. Raychem desires to insure the availability of services by Saldich through June 7, 1998. This Agreement sets forth the compensation and benefits to be received by Saldich through June 7, 1998 and the services Saldich agrees to provide as set forth in the letter of June 7, 1995 from Paul M. Cook to Saldich. The parties therefore agree as follows:

         1.       SERVICES

                  Saldich agrees to remain as CEO or consultant to Raychem until his 65th birthday. Saldich will remain as CEO until such time as the Board of Directors of Raychem selects a new CEO, and Saldich will participate in the CEO selection process and provide an orderly transition process.

         2.       COMPENSATION AND STOCK OPTIONS

                  (a) For as long as Saldich remains the CEO, he will receive his current compensation plus annual raises and bonuses in the normal course of business based on his performance and the performance of the Company;

                  (b) In the event Saldich steps down as CEO prior to age 65 and assumes other duties, either as an employee or consultant, his compensation throughout his sixty-fifth birthday (June 7, 1998) will be his annual salary at the time he leaves the CEO position. Saldich will continue to accrue Raychem service time for pension purposes for the duration of this Agreement, or until June 7, 1998. By mutual agreement, this amount may be paid by crediting Saldich with Raychem service through age 65, if he elects to take retirement prior to that time, and paying him an amount annually equal to the difference between his annual salary and his annual retirement income from Raychem. If Saldich elects to take retirement, he agrees to hold himself available for up to 20% of his time to perform such consulting duties as the Board may from time to time require;

                  (c) In addition to the compensation enumerated in Paragraph b above, Saldich will receive a bonus payment at the end of the fiscal year following his departure as CEO that will reflect the Board's assessment of (a) his performance of his duties in effecting this




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                           transition, and (b) the effect of his efforts on the
                           Company's performance;

                  (d) Saldich will receive all available Raychem employee or executive benefits through his 65th birthday, June 7, 1998, as long as he continues to perform such duties or be available to perform such duties as the Board shall require. This means that all of his stock options will continue to vest until age 65 and remain available for him to exercise by their terms following his 65th birthday.

         3.       BENEFITS

                  (a) During the term of this Agreement, Raychem shall provide Saldich with a car, life insurance, health insurance, and other standard employee benefits under Raychem's standard benefit provisions. Such benefits shall be premised on a base compensation of $650,000 per year, or the actual compensation at the time of retirement if greater than $650,000.

                  (b) For purposes of calculating Saldich's pension, the three year average salary to be used shall be assumed to be $650,000 per year or the actual average of his final three years' salary, whichever is greater.

                  (c) Raychem will provide Saldich with an office and secretary through June 7, 1998.

         4.       CONFIDENTIALITY

                  Saldich shall hold in confidence all of Raychem's Proprietary Information and all proprietary information entrusted by third parties to Raychem. Saldich shall not disclose, use, copy, publish, summarize, or remove from Raychem's premises any such Proprietary Information except as necessary to carry out his responsibilities under this Agreement.


         5.       NON-COMPETITION

                  Saldich agrees that he will not, during the period of this Agreement, consult or work for any entity concerned with the design, development, use, manufacture, or sale of any product or product line that is competitive with any product or product line manufactured or sold by Raychem.

         6.       GENERAL


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                  (a)      Entire Agreement. This Agreement is the entire
                           agreement between the parties and supersedes any and all prior agreements between the parties with respect to the services described by this Agreement. This Agreement also replaces any executive or employee severance benefits to which Saldich may be entitled otherwise.

                  (b) Assignment. Neither party shall assign any right or obligation described in this Agreement without the other party's prior written consent.


Dated:   June 29, 1995                               RAYCHEM CORPORATION

                                                      /s/  PAUL M. COOK
                                                           Paul M. Cook
                                                     Chairman of the Board

Dated:   June 29, 1995                               /s/   ROBERT J. SALDICH
                                                     ROBERT J. SALDICH




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